Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Imperial Capital Group, Inc.

Los Angeles, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 7, 2009, relating to the consolidated financial statements of Imperial Capital Group, LLC as of December 31, 2007 and 2008 and September 30, 2009 and for each of the three years in the period ended December 31, 2008 and for the nine months ended September 30, 2009 and of our report dated December 7, 2009, relating to the consolidated statement of financial condition of Imperial Capital Group, Inc., as of December 7, 2009 which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, CA

December 7, 2009